Exhibit 11.1

Forum National Investments Ltd

Code of Ethics

1. Introduction
Forum National Investments Ltd is committed to:
• conducting its business in a way that is accountable to shareholders and the wider financial marketplace
• being a company respected for integrity in all its dealings
• being an employer that provides opportunity and reward in an environment of trust and respect between all employees regardless of position or function
• earning the trust of shareholders
• being respected and welcomed in the communities where it does business
The reputation and integrity of Forum relies on employees observing the highest standards of behavior when engaging in corporate activity.

2. Purpose of the Code
This Code of Conduct (“Code”) provides a common behavioral framework for all employees in the conduct of Forum National Investments’ business, irrespective of their specific job, or location.
The code is a key part of Forum’s culture. It sets out the standards for our relationships with our customers, employees, shareholders, suppliers, competitors, and the community.
All employees are bound by the Code and are expected to comply with the Code when representing the company.
The objective of the Code is to ensure that:
• high standards of corporate and individual behavior are observed by all Forum’s employees in the context of their employment.
• employees are aware of their responsibilities under their contract of employment
• all persons dealing with Forum whether it be employees, shareholders, suppliers, customers or competitors can be guided by the stated values and policies of Forum. For the purpose of this document "employees" includes Forum’s contractors and directors.

3. General principles
• Forum National Investments’ employees will conduct themselves with integrity in all areas and at all times.
• Forum will apply appropriate industry best practices to the health, safety and wellbeing of its employees, customers, suppliers and the communities in which it operates.
• Forum’s employees will aim to bring long-term benefits to Forum National Investments rather than short-term advantage for individuals at the expense of the company's long-term interests.
• Forum employees will recognize that effective teamwork requires cooperation with our colleagues across the Company to achieve our corporate goals.

• Forum’s employees will strive to ensure their words and actions show respect for the diverse range of people and cultures with whom they work and for their human rights.
• Forum National Investments and its employees will exercise due care and diligence in the performance of their duties and responsibilities.
• Assets and confidential information will be appropriately protected and must not be used by employees for personal gain.
• Employees who raise their concerns with management when they have genuine suspicions of wrongdoing anywhere in the organization will be taken seriously and will not be victimized.

4. Obligation to comply with code
Employees will adhere to the Code both in letter and in spirit. Violation of the Code by any employee, or unethical behavior which may affect the reputation of Forum may be subject to disciplinary action including termination of employment.

5. Integrity
All Forums National Investments’ employees are expected to conduct business in a manner that enhances the Company's reputation and integrity. The overriding principles which govern behavior and business dealings are:
• All business should be conducted in accordance with the laws and regulations of the provinces in which Forum operates.
• Forum will compete fairly in the markets in which it operates.
• Corrupt practices are unacceptable. No bribes or similar payments will be made to, or accepted from, any party. Business entertainment must be in compliance with Forum’s general business expense policy.
• All commercial transactions will be properly and accurately recorded.
• Sales agents, consultants and similar advisers will be appointed in accordance with these principles and paid at a rate consistent with the value of their services.
• Conflicts of interest: Employees will disclose to the company any activities that involve, or could appear to involve, a conflict between their personal interests and the interests of Forum National Investments. Areas where conflicts might arise include: ownership interests in businesses with which Forum deals, share ownership, direct or indirect personal interest in contracts, seeking or accepting gifts or entertainment beyond levels considered reasonable in the business environment, employment outside of Forum or use of confidential information.

Where a conflict of interest arises or may arise, an employee must disclose the conflict to his or her supervisor. The supervisor will ensure that measures are put in place to protect parties affected by the conflict of interests from that conflict. Depending upon the nature and extent of the conflict, the measures taken to protect against conflict of interest may include ensuring that the conflicted or potentially conflicted employee does not participate in the relevant decision or activity, or disclosing the conflict to third parties affected by the conflict and ensuring that the conflicted or potentially conflicted employee is not the sole decision maker on the matter. Employees who are directors of Forum or its subsidiaries will be guided by the constitution of Forum National Investments or the subsidiary and will ensure that they abide by the provisions in the Corporations Act or equivalent local legislation governing conflicts of interest. Where there is doubt the matter should be raised with the President.
• Corporate opportunities: Employees will not take advantage of property, information or position, or opportunities arising from these, for personal gain or to compete with Forum National Investments.
• Confidentiality: Employees will not breach Forum’s confidentiality or make use of confidential information obtained from Forum for personal gain or in a manner which would be detrimental to Forum. Confidential information of Forum is not to be used except in ways which are authorized by Forum or legally mandated. The same applies to confidential information belonging to third parties which an employee may obtain in the course of their duties. Forum will respect the confidentiality of its employees.
• Share trading policy: Employees will comply with the Forum’s Share Trading Policy.
• Continuous disclosure and shareholder communications: Employees will comply with Forum’s Continuous Disclosure and Shareholder Communications Policy.
• Email: Employees are responsible for using the company’s email and internet resources responsibly and for company use. All communications and information transmitted by, received from or created or stored in the company’s information systems are the company’s records and property.
• Improper Influence on Conduct of Audits: It is inappropriate behavior to attempt to improperly influence the Company’s auditor.

6. Employment practices
Employees should be treated justly and fairly and rewarded for their achievements. Employees should feel that they can discuss, on a confidential basis, any problem associated with their employment with the Company. Forum National Investments employment policies include:
• Non-discrimination and sexual harassment: Forum National Investments is an equal opportunities employer.
The company is committed to developing an appropriately qualified and experienced workforce, and providing a work environment in which everyone is treated fairly and with respect, irrespective of gender, race, sexual orientation, age, disability, religion or ethnic origin. Employment and advancement within Forum National Investments will be based on merit.
• Creating an environment where everyone is encouraged to give their best and realize their full potential.
• Freedom of association: Forum respects the individual's right to freedom of association.
• Creating an environment where employees can discuss any problems connected with their work confident that they will receive a fair, impartial and confidential review of the issue.
• Except in the case of summary dismissal for serious misconduct, giving employees a reasonable chance to remedy any inappropriate conduct or performance.

7. Reporting violations of the code of ethics or other unethical conduct
Trust and integrity are vital to Forum National Investments. Misconduct and malpractice breach trust and endanger our reputation and business. The best way of protecting trust is for employees who have genuine suspicions about wrongdoing to know that they have a safe environment in which to speak up without fear of reprisal or victimization. Employees who raise their concerns with management when they have genuine suspicions of wrongdoing will be taken seriously and will not be victimized. As Forum National Investments is currently a small company, employees should contact the chief financial officer or the president with respect to ethical and conduct issues.
Their concerns will be properly investigated and any necessary action taken. Each employee shall receive a copy of this Code of Conduct. Management shall monitor compliance and implement special training and/or additional monitoring as appropriate.